EXHIBIT 10.33

1177 Avenue of the Americas
New York, NY 10036
phone: 646.430.6000
fax: 646.430.6250
e-mail: help@tradeweb.com www.tradeweb.com

December 9, 2024

PERSONAL AND CONFIDENTIAL

Troy Dixon
XXXXXXXXXXX
XXXXXXXXXXX

Dear Troy,

On behalf of Tradeweb Markets LLC and/or its subsidiaries (the "Company"), I am very pleased to confirm our offer of employment to you as follows:
Position: Your title will be Co-Head of Global Markets, Managing Director. You will also be designated as a Section 16 officer of Tradeweb Markets Inc. and will report to the Chief Executive Officer.
Employment Date: A mutually agreed date in January 2025.

Location: New York, NY

Total Compensation: Your minimum guaranteed annualized total compensation for the 2025 calendar year will be $6,200,000, consisting of: (x) an annual base salary of $500,000, pro-rated for any partial calendar year, less applicable deductions, payable semi-monthly in accordance with the Company's normal payroll practices; plus (y) a full-year cash bonus of $2,000,000, less applicable deductions, subject only to your employment by the Company at the time annual bonuses are paid (expected to be March 2026); plus (z) an equity-based award with a grant date fair value of $3,700,000 (the "2025 Equity Award"), to be awarded in 2026 in the ordinary course, subject only to your employment by the Company at the grant date, the details of which will be determined and finalized by the Compensation Committee of the Board of Directors. The 2025 Equity Award will be subject to the terms and conditions, including vesting and forfeiture provisions, of an award agreement to be provided to you at the time of grant.

For 2025, the Company may choose to pay amounts in excess of the final bonus and Equity Award noted above, in each case based on your individual contribution towards the Company's goals and objectives, as well as the overall performance of the Company.

Your entitlement to a bonus or equity-based award for the 2026 calendar year and for future years, and the amount and composition thereof, shall be determined in the sole discretion of the Company and is subject to your employment by the Company at the time annual cash bonuses are paid or at the time required by any long-term incentive bonus awards, as the case may be.

Special One-Time Payment: We understand that because of your termination from your current employment, certain income and interests will be forfeited. In recognition and replacement of such forfeiture, and subject to the approval of the Compensation Committee, the Company will provide you with the following replacement awards:

•You will receive a one-time cash award of $500,000 on or about March 15, 2025.
•You will receive a one-time equity award of Restricted Stock Units valued at $4,000,000 on the date of grant, 33% of which shall vest on or about March 15, 2026, 33% of which shall vest on or about March 15, 2027, and 34% of which shall vest on or about March 15, 2028.

As such, as soon as practicable following your commencement of employment, the Company shall, subject to applicable restrictions under the deferred compensation tax laws, grant to you restricted stock units (RSUs), reasonably estimated to have the above value at time of issuance. The RSUs will be subject to the terms and conditions applicable to RSUs granted under the Company's equity incentive plan and restricted stock unit award agreements, which you will be required to sign along with a restrictive covenant agreement to receive such RSU grants.

Exemption Status: This is an exempt position.
Benefits: You will be eligible for participation in the Company's various benefit programs, including Medical, Dental, Vision, Life Insurance, Short- and Long-term Disability and the Company's 401(k) Savings Plan, in accordance with the terms and conditions of those plans. You will also be eligible to receive paid time off, pro-rated based upon the date you begin employment, and you will be eligible for all Company designated holidays. You will receive detailed information when your employment commences.

Orientation: Human Resources will provide you with details regarding your New Employee Orientation prior to your start date. Please understand your offer of employment is contingent upon each of the following:

Tradeweb Onboarding Agreements

Your offer of employment is contingent upon you entering into any onboarding agreement(s) provided to you in the online recruitment tool, which will include agreements that cover confidentiality, invention assignment and other restrictive covenants.

Tradeweb Code of Business Conduct and Ethics

Your employment is subject to all the terms and conditions of the Tradeweb Code of Business Conduct and Ethics, which will be distributed to you during onboarding, and which must be acknowledged prior to your commencement date with the Company.
Background Check

This offer is contingent upon successful background check(s) prior to your start date. You understand that any unsatisfactory result from, refusal to cooperate with, or any attempts to affect the results of these pre-employment checks will result in the withdrawal of any employment offer or termination of employment if already employed.

Proof of Identity and Employment Eligibility

Government regulations require us to make all offers of employment contingent upon your ability to provide proof of your identity and eligibility for employment in the United States. You must present original documentation upon hire in order to complete the Federal 19 form. If you do not present this information, you may not begin employment, as required by law. Please refer to the pre-approved document list and bring the appropriate documents with you on your first day of work. Additional instructions are also enclosed for your review.

Required Approvals

In addition to your appointment as a Section 16 officer of Tradeweb Markets Inc., which is subject to approval by the Board of Directors of Tradeweb Markets Inc. (the "Board"), the financial terms set forth herein, including without limitation the total compensation package and special on-time payment, are subject to approval by the Compensation Committee of the Board.

While I have every expectation that you will have a successful career with us, I must remind you that your employment with the Company is on an "at will" basis, which means that either of us may choose to terminate your employment at any time, with or without cause, with or without notice and without compensation except for time worked. Accordingly, nothing in this offer letter should be construed as creating a contract of employment or employment for a specified term.

I look forward to your accepting this offer, and in the meantime, if you have any questions, please do not hesitate to contact the Human Resources team.

Sincerely,
/s/William Hult
Billy Hult
Chief Executive Officer

The undersigned accepts the above employment offer and agrees that (i) it contains the terms of employment with the Company, (ii) the employment offered is "at will" as described above, (iii) this offer supersedes any and all prior understandings, offers or agreements, whether oral or written, and (iv) there are no other terms of employment, express or implied. The undersigned further represents and warrants that in your acceptance of and performance in this position, you will not violate the terms of any agreement or any other obligations, whether contractual or otherwise, applicable to you, and that you will not disclose, utilize or make available to us any confidential or proprietary information of any third party or violate any obligation with respect to such information.

The undersigned also understands that no representation, whether oral or written, by any manager, supervisor, or representative of the Company, can supplement or modify this employment offer or constitute a contract of employment or employment for any specific duration.

Signed:    /s/ Troy Dixon

Troy Dixon
Date: 12/11/24